Exhibit 99.1
Company Contact:
Matthew Pfeffer
Chief Financial Officer
661 775-5300
mpfeffer@mannkindcorp.com
MannKind Agrees with Pfizer on the
Purchase of Frankfurt Insulin Manufacturing Plant
VALENCIA, Calif., March 9/PRNewswire-FirstCall — MannKind Corporation (Nasdaq: MNKD) today announced that it has entered into agreements with Pfizer Inc. (NYSE: PFE) to purchase Pfizer’s insulin facility at Industriepark Hoechst, Frankfurt am Main, Germany and assets related to the production of bulk insulin, including the relevant real property rights, the production equipment, a quantity of bulk insulin and a license to manufacture bulk insulin for use in pulmonary delivery. The aggregate purchase price is $33 million, subject to certain adjustments. At MannKind’s option, up to $30 million worth of the company’s common stock may be issued to Pfizer at closing and applied toward the full purchase price. The transfer of certain real property rights pursuant to this transaction will require the consent of third parties.
Upon the closing of this transaction, MannKind intends to retain more than half of the current workforce, subject to consultation with the works council and employee co-determination rights, and plans to operate the facility at a production level commensurate with the company’s present needs for recombinant human insulin.
In the event some or all of the third-party consents are not obtained, only the bulk insulin, the license to manufacture bulk insulin for use in pulmonary delivery and, potentially, certain removable equipment will be transferred to MannKind at closing.
“The insulin plant in Frankfurt is a state-of-the-art insulin production facility that would make an excellent counterpart to our formulation, fill and finish facility for AFRESA in Danbury, Connecticut,” said Alfred Mann, Chairman and Chief Executive Officer of MannKind Corporation. “Upon the closing of this transaction, we will obtain an immediate supply of insulin and the ability to supply our insulin needs for the future, even if we are unable to acquire the facility itself. We are pleased with this opportunity to secure our insulin supply, which brings AFRESA one step closer to commercial readiness.”
Additional information about this transaction is available in a Current Report on Form 8-K filed by MannKind with the Securities and Exchange Commission earlier today.
About AFRESA®

AFRESA is an ultra rapid acting insulin product that has completed Phase 3 trials. The pharmacokinetic profile of AFRESA sets it apart from all other insulin products. The large surface area of the lung provides unique access to the circulatory system. The pH-sensitive AFRESA particles immediately dissolve upon contact with the lung surface, releasing insulin monomers that rapidly enter the bloodstream. It achieves peak insulin levels within 12-14 minutes of administration, effectively mimicking the release of meal-time insulin observed in healthy individuals, but which is absent from patients with diabetes.
About MannKind Corporation
MannKind Corporation (Nasdaq: MNKD) focuses on the discovery, development and commercialization of therapeutic products for patients with diseases such as diabetes and cancer. Its pipeline includes AFRESA, which has completed Phase 3 clinical trials, and MKC253, which is currently in phase 1 clinical trials. Both of these investigational products are being evaluated for their safety and efficacy in the treatment of diabetes. MannKind maintains a website at http://www.mannkindcorp.com to which MannKind regularly posts copies of its press release as well as additional information about MannKind. Interested persons can subscribe on the MannKind website to email alerts that are sent automatically when MannKind issues press releases, files its reports with the SEC or posts certain other information to the website.
Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the expected effects on the Company of the purchase of certain assets, the expected timing and scope of such purchase, obtaining consents from third parties and the ability to successfully implement such purchase. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal”, “potential” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon MannKind’s current expectations and involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties related to the parties’ abilities to obtain the necessary third-party consents and to otherwise complete the transactions contemplated in their agreements and other risks detailed in MannKind’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2008 and periodic reports on Form 10-Q and Form 8-K. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and MannKind undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this news release.
The shares of MannKind common stock issuable to Pfizer at MannKind’s option have not been registered under the U.S. Securities Act of 1933 and may not be offered or sold in the United States absent registration under the U.S. Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements. If MannKind issues such shares, MannKind has agreed to file a registration statement with respect to the resale of such shares following their issuance. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. Any offering of MannKind’s common stock under the registration statement referred to above will be made only by means of a prospectus.